As filed with the U.S. Securities and Exchange Commission on February 2, 2026

File No. 333-289902

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 1	[x]

PIMCO FUNDS

(Exact Name of Registrant as Specified in Charter)

650 Newport Center Drive

Newport Beach, California 92660

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, including Area Code: (888) 400-4383

Joshua D. Ratner

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

(Name and Address of Agent for Service)

Copies of Communications to:

Douglas P. Dick, Esq.

Adam T. Teufel, Esq.

Dechert LLP

1900 K Street, N.W.

Washington, D.C. 20006

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 of PIMCO Funds is being made for the purpose of filing the final and executed Agreements and Plans of Reorganization and the opinions of counsel regarding tax consequences of the reorganization of PIMCO California Municipal Intermediate Value Fund and PIMCO National Municipal Intermediate Value Fund, each a series of PIMCO Funds, into PIMCO California Intermediate Municipal Bond Fund and PIMCO National Intermediate Municipal Bond Fund, respectively, each a series of PIMCO Funds.

The Registrant hereby incorporates by reference the Information Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, to Registrant’s Form N-14 (File No. 333-289902) that was filed with the SEC on August 28, 2025 pursuant to Rule 488 under the Securities Act of 1933, as amended (Accession Number 0001193125-25-190199).

PART C.   OTHER INFORMATION

Item 15. Indemnification

Reference is made to Article IV, Section 4.3 of the Registrant’s Amended and Restated Declaration of Trust which was filed with Post-Effective Amendment No. 265 to the Registration Statement on November 7, 2014.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Declaration of Trust or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, officers or controlling persons of the Registrant in connection with the successful defense of any act, suit or proceeding) is asserted by such trustees, officers or controlling persons in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

Item 16. Exhibits

(1)

(a)	Amended and Restated Declaration of Trust of Registrant dated November 4, 2014(24)

(b)	Eighth Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest dated August 18, 2020(55)

(c)	Establishment and Designation of Eight Additional Series of Shares of Beneficial Interest dated February 10, 2021(57)

(d)	Establishment and Designation of One Additional Series of Shares of Beneficial Interest dated May 20, 2022(64)

(e)	Establishment and Designation of One Additional Series of Shares of Beneficial Interest dated May 20, 2022(64)

(f)	Establishment and Designation of One Additional Series of Shares of Beneficial Interest dated February 8, 2023(66)

(g)	Establishment and Designation of One Additional Series of Shares of Beneficial Interest dated February 8, 2023(67)

(2)	Amended and Restated By-Laws of Registrant dated November 4, 2014(10)

(3)	Not applicable

(4)

Agreements and Plans of Reorganization between PIMCO California Municipal Intermediate Value Fund and PIMCO California Intermediate Municipal Bond Fund, each a series of PIMCO Funds and PIMCO National Municipal Intermediate Value Fund and PIMCO National Intermediate Municipal Bond Fund, each a series of the PIMCO Funds are filed herewith

(5)	See the Amended and Restated Declaration of Trust (Exhibit 1 above) and the Amended and Restated By-Laws (Exhibit 2 above).

(6)

(a)	Amended and Restated Investment Advisory Contract dated February 23, 2009(3)

(b)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Emerging Markets Corporate Bond Fund dated May 19, 2009(4)

(c)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to fee changes dated October 1, 2009(6)

(d)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO CommoditiesPLUS® Strategy Fund dated February 23, 2010(7)

(e)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO High Yield Spectrum Fund dated August 17, 2010(8)

(f)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to certain fee reductions dated October 1, 2010 (9)

(g)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Low Duration Credit Fund, PIMCO Total Return Fund IV, PIMCO RAE PLUS International Fund and PIMCO RAE PLUS Small Fund dated February 28, 2011(10)

(h)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Credit Opportunities Bond Fund and PIMCO Inflation Response Multi-Asset Fund dated May 23, 2011(12)

(i)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Funds: Private Account Portfolio Series - Low Duration Portfolio and PIMCO Funds: Private Account Portfolio Series - Moderate Duration Portfolio dated August 16, 2011(13)

(j)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO California Municipal Bond Fund, PIMCO National Intermediate Municipal Bond Fund, PIMCO Short Asset Investment Fund and PIMCO Funds: Private Account Portfolio Series - Short Term Floating NAV Portfolio III dated February 28, 2012(14)

(k)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Mortgage Opportunities and Bond Fund dated August 15, 2012(17)

(l)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Emerging Markets Full Spectrum Bond Fund dated November 13, 2012(18)

(m)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO RAE PLUS EMG Fund, PIMCO RAE Fundamental Advantage PLUS Fund, PIMCO RAE PLUS Fund, PIMCO RAE PLUS International Fund, PIMCO StocksPLUS® International Fund (Unhedged), PIMCO StocksPLUS® International Fund (U.S. Dollar Hedged), PIMCO StocksPLUS® Small Fund, PIMCO RAE PLUS Small Fund, PIMCO StocksPLUS® Absolute Return Fund and PIMCO StocksPLUS® Short Fund dated March 22, 2013(20)

(n)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO TRENDS Managed Futures Strategy Fund dated August 13, 2013(21)

(o)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO RAE PLUS International Fund and PIMCO Low Duration Credit Fund dated October 1, 2013(23)

(p)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO RAE Worldwide Long/Short PLUS Fund dated November 5, 2014(24)

(q)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Preferred and Capital Securities Fund dated February 24, 2015(26)

(r)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Emerging Markets Corporate Bond Fund and PIMCO Inflation Response Multi-Asset Fund dated October 1, 2015(32)

(s)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Total Return ESG Fund, PIMCO Low Duration ESG Fund and PIMCO Low Duration Income Fund dated November 7, 2016(44)

(t)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Funds: Private Account Portfolio Series - PIMCO Short-Term Floating NAV Portfolio IV dated February 14, 2017(37)

(u)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Emerging Markets Corporate Bond Fund, PIMCO Emerging Markets Full Spectrum Bond Fund, PIMCO Global Advantage® Strategy Bond Fund and PIMCO Dynamic Bond Fund dated October 2, 2017(42)

(v)	Amendment to Amended and Restated Investment Advisory Contract dated February 13, 2018(45)

(w)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to the PIMCO Strategic Bond Fund dated October 1, 2018(48)

(x)

Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to PIMCO California Municipal Intermediate Value Fund, PIMCO California Municipal Opportunistic Value Fund, PIMCO National Municipal Intermediate Value Fund and PIMCO National Municipal Opportunistic Value Fund dated November 5, 2018(49)

(y)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to PIMCO Long-Term Real Return Fund dated October 1, 2019(51)

(z)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to PIMCO Climate Bond Fund dated November 4, 2019(51)

(aa)	Supplement to Amended and Restated Investment Advisory Contract dated June 29, 2020(53)

(bb)	Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO ESG Income Fund dated August 18, 2020(55)

(cc)	Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO RAE PLUS EMG Fund dated October 1, 2020(56)

(dd)

Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO Sector Fund Series - AH, PIMCO Sector Fund Series - AI, PIMCO Sector Fund Series - AM, PIMCO Sector Fund Series - BC, PIMCO Sector Fund Series - BL, PIMCO Sector Fund Series - EE, PIMCO Sector Fund Series - H and PIMCO Sector Fund Series - I dated February 11, 2021(57)

(ee)	Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO All Authority: Multi-RAE PLUS Fund dated May 20, 2022(64)

(ff)	Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO Total Return Fund V dated February 8, 2023(67)

(gg)	Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO Credit Opportunities Bond Fund dated January 2, 2024(70)

(hh)

Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO California Municipal Opportunistic Value Fund and PIMCO National Municipal Opportunistic Value Fund dated May 10, 2024(70)

(ii)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to PIMCO Emerging Markets Corporate Bond Fund dated September 2, 2024(71)

(jj)	Amended and Restated Asset Allocation Sub-Advisory Agreement relating to PIMCO All Asset Fund and PIMCO All Asset All Authority Fund dated December 1, 2010(11)

(kk)

Supplement to Amended and Restated Asset Allocation Sub-Advisory Agreement relating to PIMCO All Asset Fund and PIMCO All Asset All Authority Fund and Sub-Advisory Agreement relating to PIMCO RAE PLUS Fund, PIMCO RAE PLUS International Fund and PIMCO RAE PLUS Small Fund dated December 1, 2012(18)

(ll)

Amended and Restated Sub-Advisory Agreement relating to the PIMCO RAE PLUS EMG Fund, PIMCO RAE Fundamental Advantage PLUS Fund, PIMCO RAE PLUS Fund, PIMCO RAE PLUS International Fund and PIMCO RAE PLUS Small Fund dated December 20, 2013(22)

(mm)	Amendment to Amended and Restated Sub-Advisory Agreement relating to the PIMCO RAE Worldwide Long/Short PLUS Fund dated November 5, 2014(25)

(nn)

Amendment to Amended and Restated Sub-Advisory Agreement relating to PIMCO All Asset: Multi-Real Fund, PIMCO All Asset: Multi-RAE PLUS Fund and PIMCO All Asset: Multi-Short PLUS Fund dated June 29, 2020(53)

(oo)	Amendment to Amended and Restated Sub-Advisory Agreement relating to the PIMCO All Authority: Multi-RAE PLUS Fund dated May 20, 2022(65)

(pp)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to PIMCO Emerging Markets Corporate Bond Fund dated September 2, 2024(71)

(7)

(a)	Second Amended and Restated Distribution Contract dated February 14, 2017(45)

(b)	Amendment to Second Amended and Restated Distribution Contract related to I-3 shares dated February 13, 2018(45)

(c)	Amendment to Second Amended and Restated Distribution Contract dated May 15, 2018(46)

(d)

Supplement to Second Amended and Restated Distribution Contract relating to PIMCO California Municipal Intermediate Value Fund, PIMCO California Municipal Opportunistic Value Fund, PIMCO National Municipal Intermediate Value Fund and PIMCO National Municipal Opportunistic Value Fund dated November 5, 2018(49)

(e)	Supplement to Second Amended and Restated Distribution Contract relating to PIMCO Climate Bond Fund dated November 4, 2019(51)

(f)

Amendment to Second Amended and Restated Distribution Contract relating to PIMCO All Asset: Multi-Real Fund, PIMCO All Asset: Multi-RAE PLUS Fund and PIMCO All Asset: Multi-Short PLUS Fund dated June 29, 2020(53)

(g)	Amendment to Second Amended and Restated Distribution Contract relating to PIMCO ESG Income Fund and Class C-2 shares dated August 18, 2020(55)

(h)

Supplement to Second Amended and Restated Distribution Contract relating to PIMCO Sector Fund Series - AH, PIMCO Sector Fund Series - AI, PIMCO Sector Fund Series - AM, PIMCO Sector Fund Series - BC, PIMCO Sector Fund Series - BL, PIMCO Sector Fund Series - EE, PIMCO Sector Fund Series - H and PIMCO Sector Fund Series - I dated February 11, 2021(57)

(i)	Amendment to Second Amended and Restated Distribution Contract relating to PIMCO All Authority: Multi-RAE PLUS Fund dated May 20, 2022(64)

(j)	Supplement to Second Amended and Restated Distribution Contract relating to PIMCO Total Return Fund V dated February 8, 2023(67)

(k)	Form of Sales Agreement(62)

(8)	Not Applicable

(9)

(a)	Custody and Investment Accounting Agreement dated January 1, 2000(5)

(b)	Amendment to Custody and Investment Accounting Agreement dated June 8, 2001(5)

(c)	Amendment to Custody and Investment Accounting Agreement dated March 30, 2010(7)

(d)	Amendment to Custody and Investment Accounting Agreement dated February 8, 2017(41)

(e)	Amendment to Custody and Investment Accounting Agreement dated March 21, 2018(46)

(f)	Amendment to Custody and Investment Accounting Agreement dated December 13, 2018(48)

(g)	Amendment to Custody and Investment Accounting Agreement dated March 11, 2019(49)

(h)	Amendment to Custody and Investment Accounting Agreement dated August 10, 2020(56)

(i)	Amendment to Custody and Investment Accounting Agreement dated November 5, 2019(58)

(j)	Amendment to Custody and Investment Accounting Agreement dated August 28, 2020(56)

(k)	Amendment to Custody and Investment Accounting Agreement dated October 8, 2020(58)

(l)	Amendment to Custody and Investment Accounting Agreement dated March 24, 2021(58)

(m)	Amendment to Custody and Investment Accounting Agreement dated June 29, 2021(60)

(n)	Amendment to Custody and Investment Accounting Agreement dated November 30, 2021(62)

(o)	Amendment to Custody and Investment Accounting Agreement dated June 3, 2022(70)

(p)	Amendment to Custody and Investment Accounting Agreement dated February 8, 2023(70)

(10)

(a)	Distribution and Servicing Plan for Class A Shares(5)

(b)	Distribution and Servicing Plan for Class C Shares(5)

(c)	Distribution and Servicing Plan for Administrative Class Shares(15)

(d)	Distribution and Services Plan for Class R Shares(5)

(e)	Distribution and Services Plan for Class C-2 Shares(56)

(f)	Form of Bank Fund Services Agreement(62)

(g)	Form of Fund Services Agreement(62)

(h)	Twenty-Second Amended and Restated Multi-Class Plan Adopted Pursuant to Rule 18f-3 dated May 17, 2023(68)

(11)	Opinion and Consent of Counsel (72)

(12)	Opinions of Dechert LLP with respect to tax matters are filed herewith

(13)

(a)	Third Amended and Restated Supervision and Administration Agreement dated August 31, 2021(62)

(b)

Amendment to Third Amended and Restated Supervision and Administration Agreement relating to PIMCO All Authority: Multi-RAE PLUS Fund and I-3 shares of PIMCO Inflation Response Multi-Asset Fund dated May 20, 2022(64)

(c)

Supplement to Third Amended and Restated Supervision and Administration Agreement relating to PIMCO Total Return Fund V and Class C shares of PIMCO TRENDS Managed Futures Strategy Fund dated February 8, 2023(66)

(d)	Fourth Amended and Restated Fee Waiver Agreement relating to the PIMCO Global Core Asset Allocation Fund dated July 25, 2011(11)

(e)	Amended and Restated Fee Waiver Agreement relating to the PIMCO Inflation Response Multi-Asset Fund dated July 25, 2011(11)

(f)	Amended and Restated Fee and Expense Limitation Agreement relating to PIMCO Government Money Market Fund dated July 31, 2013(23)

(g)	Amendment to the Amended and Restated Fee and Expense Limitation Agreement relating to PIMCO Government Money Market Fund dated July 31, 2019(51)

(h)	Fee Waiver Agreement relating to the PIMCO Emerging Markets Full Spectrum Bond Fund dated November 13, 2012(18)

(i)	Fee Waiver Agreement relating to I-3 shares dated February 13, 2018(45)

(j)	Fee Waiver Agreement relating to I-3 shares dated May 15, 2018(46)

(k)	Fee Waiver Agreement relating to the PIMCO Low Duration Opportunities Fund (formerly, PIMCO Strategic Bond Fund) dated October 1, 2018(47)

(l)	Amendment to the Fee Waiver Agreement relating to the PIMCO Low Duration Opportunities Fund (formerly, PIMCO Strategic Bond Fund) dated July 31, 2019(51)

(m)	Fee Waiver Agreement relating to the PIMCO California Municipal Intermediate Value Fund and PIMCO National Municipal Intermediate Value Fund dated August 1, 2025(71)

(n)	Amended and Restated Fee Waiver Agreement relating to the PIMCO CommodityRealReturn Strategy Fund® (PIMCO Cayman Commodity Fund I Ltd.) dated February 23, 2009(19)

(o)	Amended and Restated Fee Waiver Agreement relating to the PIMCO Global Core Asset Allocation Fund (PIMCO Cayman Commodity Fund II, Ltd.) dated February 23, 2009(19)

(p)	Fee Waiver Agreement relating to the PIMCO CommoditiesPLUS® Strategy Fund (PIMCO Cayman Commodity Fund III, Ltd.) dated May 7, 2010(19)

(q)	Fee Waiver Agreement relating to the PIMCO Inflation Response Multi-Asset Fund (PIMCO Cayman Commodity Fund VII, Ltd.) dated May 23, 2011(31)

(r)	Fee Waiver Agreement relating to the PIMCO TRENDS Managed Futures Strategy Fund (PIMCO Cayman Commodity Fund VIII, Ltd.) dated September 20, 2013(21)

(s)	Fee Waiver Agreement relating to the PIMCO Preferred and Capital Securities Fund (PIMCO Capital Securities Fund (Cayman) Ltd.) dated March 1, 2015(26)

(t)	Fee Waiver Agreement relating to the PIMCO Climate Bond Fund dated November 4, 2019(51)

(u)	Fee Waiver Agreement relating to PIMCO All Asset: Multi-Real Fund (Cayman) Ltd. dated June 29, 2020(53)

(v)	Fee Waiver Agreement relating to PIMCO ESG Income Fund dated August 18, 2020(55)

(w)

Advisory Fee Waiver Agreement relating to PIMCO Sector Fund Series - AH, PIMCO Sector Fund Series - AI, PIMCO Sector Fund Series - AM, PIMCO Sector Fund Series - BC, PIMCO Sector Fund Series - BL, PIMCO Sector Fund Series - EE, PIMCO Sector Fund Series - H and PIMCO Sector Fund Series - I, dated February 11, 2021(57)

(x)

Supervisory and Administrative Fee Waiver Agreement relating to PIMCO Sector Fund Series -AH, PIMCO Sector Fund Series - AI, PIMCO Sector Fund Series - AM, PIMCO Sector Fund Series - BC, PIMCO Sector Fund Series - BL, PIMCO Sector Fund Series -

EE, PIMCO Sector Fund Series - H and PIMCO Sector Fund Series - I, dated February 11, 2021(57)

(y)	Fee Waiver Agreement relating to I-3 Shares of PIMCO Inflation Response Multi-Asset Fund dated May 20, 2022(64)

(z)	Fee Waiver Agreement relating to I-3 Shares of PIMCO Total Return Fund V dated March 20, 2023(67)

(aa)	Second Amended and Restated Expense Limitation Agreement dated June 1, 2018(47)

(bb)	Amended and Restated Fee Waiver Agreement relating to PIMCO Dynamic Bond dated July 1, 2025(71)

(cc)	Form of Fee Waiver Agreement for Investing Funds(71)

(dd)	Fee Waiver Agreement relating to the PIMCO California Municipal Intermediate Value Fund and PIMCO National Municipal Intermediate Value Fund dated August 1, 2025(71)

(ee)	Amended and Restated Fee Waiver Agreement relating to PIMCO Dynamic Bond dated July 1, 2025(71)

(ff)	Form of Fee Waiver Agreement for Investing Funds(71)

(gg)	Amendment to Second Amended and Restated Expense Limitation Agreement dated June 29, 2020(53)

(hh)	Amended Schedules A and B to Second Amended and Restated Expense Limitation Agreement dated February 8, 2023(67)

(ii)	Second Amended and Restated Expense Limitation Agreement relating to the PIMCO All Asset Fund dated September 26, 2012(19)

(jj)	Second Amended and Restated Expense Limitation Agreement relating to the PIMCO All Asset All Authority Fund dated September 26, 2012(19)

(kk)

Expense Limitation Agreement relating to PIMCO California Municipal Intermediate Value Fund, PIMCO California Municipal Opportunistic Value Fund, PIMCO National Municipal Intermediate Value Fund and PIMCO National Municipal Opportunistic Value Fund dated November 5, 2018(49)

(ll)	PIMCO Cayman Commodity Fund I Ltd. Appointment of Agent for Service of Process(1)

(mm)	PIMCO Cayman Commodity Fund II Ltd. Appointment of Agent for Service of Process(2)

(nn)	PIMCO Cayman Commodity Fund III Ltd. Appointment of Agent for Service of Process(7)

(oo)	PIMCO Cayman Commodity Fund VII, Ltd. Appointment of Agent for Service of Process(12)

(pp)	PIMCO Cayman Commodity Fund VIII, Ltd. Appointment of Agent for Service of Process(21)

(qq)	PIMCO Capital Securities Fund (Cayman) Ltd. Appointment of Agent for Service of Process(26)

(rr)	PIMCO All Asset: Multi-Real Fund (Cayman) Ltd. Appointment of Agent for Service of Process(56)

(ss)	PIMCO Sector Fund Series - AH (Cayman) Ltd. Appointment of Agent for Service of Process(69)

(tt)	PIMCO Sector Fund Series - AI (Cayman) Ltd. Appointment of Agent for Service of Process(69)

(uu)	PIMCO Sector Fund Series - BC (Cayman) Ltd. Appointment of Agent for Service of Process(65)

(vv)	Form of Investment Management Agreement for Fund Subsidiaries organized as Cayman Islands exempted companies(65)

(ww)	Amended and Restated Transfer Agency and Service Agreement dated May 14, 2015(28)

(xx)	Amendment to Amended and Restated Transfer Agency and Service Agreement dated July 17, 2018(47)

(yy)	Amendment to Amended and Restated Transfer Agency and Service Agreement dated December 20, 2019(58)

(zz)	Amendment to Amended and Restated Transfer Agency and Service Agreement dated December 2, 2020(58)

(aaa)	Amendment to Amended and Restated Transfer Agency and Service Agreement dated March 4, 2025(71)

(bbb)	Supplement and Amended Exhibit A to Amended and Restated Investment Advisory Contract relating to PIMCO Emerging Markets Corporate Bond Fund dated September 2, 2024(71)

(14)

(a)	Consent of Independent Registered Public Accounting Firm (72)

(b)	Consent of Dechert LLP (72)

(c)	Certified Officer’s Certificate pursuant to Rule 483(b) (72)

(15)	Not applicable.

(16)	Powers of Attorney (72)

(17)

(a)	Revised Code of Ethics for the Registrant(56)

(b)	Revised Code of Ethics for PIMCO and PIMCO Investments LLC(71)

(1) Filed with Post-Effective Amendment No. 133 on April 29, 2008, and incorporated by reference herein.

(2) Filed with Post-Effective Amendment No. 147 on December 22, 2008, and incorporated by reference herein.

(3) Filed with Post-Effective Amendment No. 151 on March 18, 2009, and incorporated by reference herein.

(4) Filed with Post-Effective Amendment No. 157 on June 8, 2009, and incorporated by reference herein.

(5) Filed with Post-Effective Amendment No. 160 on July 29, 2009, and incorporated by reference herein.

(6) Filed with Post-Effective Amendment No. 167 on October 28, 2009, and incorporated by reference herein.

(7) Filed with Post-Effective Amendment No. 173 on May 12, 2010, and incorporated by reference herein.

(8) Filed with Post-Effective Amendment No. 178 on August 30, 2010, and incorporated by reference herein.

(9) Filed with Post-Effective Amendment No. 181 on November 3, 2010, and incorporated by reference herein.

(10) Filed with Post-Effective Amendment No. 187 on March 18, 2011, and incorporated by reference herein.

(11) Filed with Post-Effective Amendment No. 210 on July 28, 2011, and incorporated by reference herein.

(12) Filed with Post-Effective Amendment No. 213 on August 17, 2011, and incorporated by reference herein.

(13) Filed with Amendment No. 279 on August 30, 2011, and incorporated by reference herein.

(14) Filed with Post-Effective Amendment No. 226 on March 7, 2012, and incorporated by reference herein.

(15) Filed with Post-Effective Amendment No. 228 on April 30, 2012, and incorporated by reference herein.

(16) Filed with Post-Effective Amendment No. 229 on May 21, 2012, and incorporated by reference herein.

(17) Filed with Post-Effective Amendment No. 238 on September 5, 2012, and incorporated by reference herein.

(18) Filed with Post-Effective Amendment No. 243 on January 29, 2013, and incorporated by reference herein.

(19) Filed with Post-Effective Amendment No. 245 on March 15, 2013, and incorporated by reference herein.

(20) Filed with Post-Effective Amendment No. 246 on May 14, 2013, and incorporated by reference herein.

(21) Filed with Post-Effective Amendment No. 253 on October 30, 2013, and incorporated by reference herein.

(22) Filed with Post-Effective Amendment No. 255 on December 30, 2013, and incorporated by reference herein.

(23) Filed with Post-Effective Amendment No. 257 on May 30, 2014, and incorporated by reference herein.

(24) Filed with Post-Effective Amendment No. 265 on November 7, 2014, and incorporated by reference herein.

(25) Filed with Post-Effective Amendment No. 267 on December 15, 2014, and incorporated by reference herein.

(26) Filed with Post-Effective Amendment No. 270 on March 6, 2015, and incorporated by reference herein.

(27) Filed with Post-Effective Amendment No. 273 on May 26, 2015, and incorporated by reference herein.

(28) Filed with Amendment No. 370 on June 10, 2015, and incorporated by reference herein.

(29) Filed with Post-Effective Amendment No. 276 on July 28, 2015, and incorporated by reference herein.

(30) Filed with Amendment No. 375 on August 14, 2015, and incorporated by reference herein.

(31) Filed with Amendment No. 378 on September 16, 2015, and incorporated by reference herein.

(32) Filed with Post-Effective Amendment No. 278 on October 1, 2015, and incorporated by reference herein.

(33) Filed with Post-Effective Amendment No. 284 on May 27, 2016, and incorporated by reference herein.

(34) Filed with Amendment No. 389 on July 12, 2016, and incorporated by reference herein.

(35) Filed with Post-Effective Amendment No. 286 on July 27, 2016, and incorporated by reference herein.

(36) Filed with Amendment No. 395 on October 3, 2016, and incorporated by reference herein.

(37) Filed with Amendment No. 399 on March 21, 2017, and incorporated by reference herein.

(38) Filed with Post-Effective Amendment No. 291 on May 25, 2017, and incorporated by reference herein.

(39) Filed with Post-Effective Amendment No. 292 on May 26, 2017, and incorporated by reference herein.

(40) Filed with Post-Effective Amendment No. 295 on July 28, 2017, and incorporated by reference herein.

(41) Filed with Post-Effective Amendment No. 298 on August 25, 2017, and incorporated by reference herein.

(42) Filed with Post-Effective Amendment No. 301 on October 24, 2017, and incorporated by reference herein.

(43) Filed with Post-Effective Amendment No. 307 on January 16, 2018, and incorporated by reference herein.

(44) Filed with Post-Effective Amendment No. 311 on February 23, 2018, and incorporated by reference herein.

(45) Filed with Post-Effective Amendment No. 314 on April 27, 2018, and incorporated by reference herein.

(46) Filed with Post-Effective Amendment No. 318 on July 26, 2018, and incorporated by reference herein.

(47) Filed with Post-Effective Amendment No. 320 on October 19, 2018, and incorporated by reference herein.

(48) Filed with Post-Effective Amendment No. 321 on January 2, 2019, and incorporated by reference herein.

(49) Filed with Post-Effective Amendment No. 323 on May 29, 2019, and incorporated by reference herein.

(50) Filed with Post-Effective Amendment No. 324 on July 29, 2019, and incorporated by reference herein.

(51) Filed with Post-Effective Amendment No. 327 on November 12, 2019, and incorporated by reference herein.

(52) Filed with Post-Effective Amendment No. 332 on May 22, 2020, and incorporated by reference herein.

(53) Filed with Amendment No. 463 on July 1, 2020, and incorporated by reference herein.

(54) Filed with Post-Effective Amendment No. 333 on July 27, 2020, and incorporated by reference herein.

(55) Filed with Post-Effective Amendment No. 336 on August 20, 2020, and incorporated by reference herein.

(56) Filed with Post-Effective Amendment No. 339 on October 21, 2020, and incorporated by reference herein.

(57) Filed with Amendment No. 474 on February 22, 2021, and incorporated by reference herein.

(58) Filed with Post-Effective Amendment No. 340 on May 26, 2021, and incorporated by reference herein.

(59) Filed with Post-Effective Amendment No. 341 on July 29, 2021, and incorporated by reference herein.

(60) Filed with Amendment No. 480 on December 15, 2021, and incorporated by reference herein.

(61) Filed with Amendment No. 481 on February 1, 2022, and incorporated by reference herein.

(62) Filed with Amendment No. 482 on March 31, 2022, and incorporated by reference herein.

(63) Filed with Amendment No. 483 on May 23, 2022, and incorporated by reference herein.

(64) Filed with Post-Effective Amendment No. 342 on May 31, 2022, and incorporated by reference herein.

(65) Filed with Post-Effective Amendment No. 343 on July 27, 2022, and incorporated by reference herein.

(66) Filed with Post-Effective Amendment No. 345 on February 10, 2023, and incorporated by reference herein.

(67) Filed with Post-Effective Amendment No. 348 on March 20, 2023, and incorporated by reference herein.

(68) Filed with Post-Effective Amendment No. 502 on July 28, 2023, and incorporated by reference herein.

(69) Filed with Post-Effective Amendment No. 505 on May 10, 2024, and incorporated by reference herein.

(70) Filed with Post-Effective Amendment No. 507 on July 25, 2024, and incorporated by reference herein.

(71) Filed with Post-Effective Amendment No. 512 on July 28, 2025, and incorporated by reference herein.

(72) Filed with Registration Statement on Form N-14 filed on August 28, 2025, and incorporated by reference herein.

Item 17.   Undertakings

(1)

The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of Washington in the District of Columbia, on the 2nd day of February, 2026.

PIMCO Funds (Registrant)

By:

Joshua D. Ratner*, President

*By:	/s/ ADAM T. TEUFEL

Adam T. Teufel

as attorney-in-fact

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Kimberley G. Korinke*	Trustee	February 2, 2026

Michael J. Berchtold*	Trustee	February 2, 2026

Jennifer H. Dunbar*	Trustee	February 2, 2026

Kym M. Hubbard*	Trustee	February 2, 2026

Gary F. Kennedy*	Trustee	February 2, 2026

Anne K. Kratky*	Trustee	February 2, 2026

Peter B. McCarthy*	Trustee	February 2, 2026

Steven Lipiner*	Trustee	February 2, 2026

Ronald C. Parker*	Trustee	February 2, 2026

Peter G. Strelow*	Trustee	February 2, 2026

Joshua D. Ratner*	President (Principal Executive Officer)	February 2, 2026

Bijal Y. Parikh*	Treasurer (Principal Financial and Accounting Officer	February 2, 2026

*By:	/s/ ADAM T. TEUFEL Adam T. Teufel as attorney-in-fact

*Pursuant to powers of attorney filed with Registration Statement on Form N-14 filed on August 28, 2025.

EXHIBIT INDEX

4	Agreements and Plans of Reorganization between PIMCO California Municipal Intermediate Value Fund and PIMCO California Intermediate Municipal Bond Fund, each a series of PIMCO Funds and PIMCO National Municipal Intermediate Value Fund and PIMCO National Intermediate Municipal Bond Fund, each a series of the PIMCO Funds

12	Opinions of Dechert LLP with respect to tax matters